QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2.2

CELESTICA INC.,
as Company

US$250,000,000

7 5/8% Senior Subordinated Notes Due 2013

Third Supplemental Indenture

Dated as of June 23, 2005

to the

Indenture

Dated as of June 16, 2004

JPMORGAN CHASE BANK, National Association,
as Trustee

        This THIRD SUPPLEMENTAL INDENTURE dated as of June 23, 2005 (this "Third Supplemental Indenture"), is by and between Celestica Inc., an Ontario corporation (the "Company") and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the "Trustee"), to the Indenture, dated as of June 16, 2004, between the Company and the Trustee (the "Base Indenture" and, together with this Third Supplemental Indenture, as so amended and supplemented, the "Indenture").

        The Company and the Trustee have heretofore executed the Base Indenture, a form of which has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, as Exhibit 4.1 to the Company's Registration Statement on Form F-3 (Registration No. 333-50240), providing for the issuance from time to time of debt securities of the Company.

        The Company and the Trustee are hereby supplementing the Base Indenture pursuant to the provisions of Sections 3.01 and 9.01(6) of the Base Indenture to establish the form and terms and conditions of the debt securities issued pursuant to this Third Supplemental Indenture. The terms of this Third Supplemental Indenture shall supplement and be incorporated in their entirety with the terms of the Base Indenture solely with respect to the debt securities issued pursuant to the this Third Supplemental Indenture. To the extent any terms of this Third Supplemental Indenture are contrary to or duplicative of terms contained in the Base Indenture, pursuant to Section 9.02 of the Base Indenture, the terms of this Third Supplemental Indenture shall be deemed to supersede the Base Indenture solely with respect to the debt securities issued pursuant to this Third Supplemental Indenture.

        The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 7 5/8% Senior Subordinated Notes due 2013 (the "Notes") issued under this Third Supplemental Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions.

        So long as any of the Notes are outstanding, the following definitions shall be applicable to the Notes, shall be included as defined terms for all purposes under the Base Indenture with respect to the Notes and, to the extent inconsistent with the definitions contained in Section 1.01 of the Base Indenture, shall replace such definitions solely with respect to the Notes. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Base Indenture. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

        "2004 Restructuring" means the Company's restructuring programs publicly announced during the Company's fiscal year 2004.

        "2005 Restructuring" means the Company's restructuring programs publicly announced during the Company's fiscal year 2005 prior to the Issue Date.

        "Acquired Indebtedness" means Debt of any Person (i) which is outstanding at the time that such Person becomes a Restricted Subsidiary or is amalgamated with, or merged or consolidated with or into, the Company or a Restricted Subsidiary; or (ii) which is outstanding at the time that assets of a Person are acquired by the Company or a Restricted Subsidiary and the obligation for repayment of which is assumed by the Company or such Restricted Subsidiary in connection with the acquisition of such assets; in any such case that is not Incurred by such Person in connection with, or in contemplation of, such amalgamation, merger, consolidation or acquisition and assumption.

        "Additional Amounts" shall have the definition set forth under Section 4.19. All references in this Third Supplemental Indenture to payments of principal of, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Amounts that may become payable in respect of the Notes.

        "Additional Assets" means:

          (a)   any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Additional Notes" means any Notes (other than Initial Notes and Notes issued under Sections 3.04, 3.05 and 3.06 of the Base Indenture and Sections 2.05 and 3.06 hereof) issued under this Third Supplemental Indenture in accordance with Sections 2.02, 2.08 and 4.09 hereof, as part of the same series as the Initial Notes or as an additional series.

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

          (b)   any other Person who is a director or officer of:

            (1)   such specified Person,

            (2)   any Subsidiary of such specified Person, or

            (3)   any Person described in clause (a) above.

For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agent" means any Security Registrar, co-Security Registrar, Paying Agent or additional paying agent.

        "Applicable Procedures" means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

        "Asset Sale" means any sale, lease, transfer, issuance, conveyance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, amalgamation, arrangement, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

          (b)   any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

        Notwithstanding the foregoing, each of the following shall be deemed not to be an Asset Sale:

          (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

          (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10,

          (3)   any disposition effected in compliance with Section 5.01,

          (4)   any disposition of assets in connection with a Receivables Program,

          (5)   any disposition of obsolete equipment consistent with industry practice,

          (6)   any disposition of Property in connection with the 2004 Restructuring or 2005 Restructuring, and

          (7)   any disposition in a single transaction or a series of related transactions of assets that have a Fair Market Value of less than US$10.0 million or for aggregate consideration of less than US$10.0 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligations," and

          (b)   in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the respective dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any other Canadian federal or provincial law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding — up, liquidation, reorganization or relief of debtors.

        "Board of Directors" means the board of directors of the Company or any committee of the board of directors of the Company acting within the scope of the authority duly delegated to it by the board of directors of the Company and any reference to a majority of the Board of Directors shall be construed, where appropriate, to mean a majority of such committee.

        "Borrowing Base" means an amount equal to the sum of (i) 85% of the value of accounts receivable (before giving effect to any related reserves) that are not more than 90 days past due reflected in the Company's most recent audited or unaudited consolidated balance sheet and (ii) 60% of the value of the inventory reflected in the Company's most recent audited or unaudited consolidated balance sheet.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or trust interests or any other participations, rights, warrants, options or other interests in the nature of equity interests in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interests.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, to the extent that such issuance or sale is funded by contributions (not including contributions made in the form of payroll deductions) made by the Company or a Subsidiary under such plan or trust) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Cash Equivalents" means any of the following:

          (a)   United States dollars, Canadian dollars, Euros, Pounds Sterling or Japanese Yen;

          (b)   securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by (i) the United States of America or any state, commonwealth or territory thereof and rated "A-3" or "A–" or higher according to Moody's or S&P, (ii) Canada or any commonwealth, territory or province thereof and rated in the "R-1" category by the Dominion Bond Rating Service Limited, (iii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof, provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States of America and the full faith and credit of such country is pledged in support thereof, or (iv) Japan, provided that the full faith and credit of Japan is pledged in support thereof;

          (c)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized in the United States, Canada, any member of the European Economic Area, Switzerland or Japan and having capital, and surplus in excess of US$500.0 million (or the foreign currency equivalent thereof);

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)   commercial paper, having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Service and in each case maturing within one year after the date of acquisition and, with respect to commercial paper in the United States, with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and, with respect to commercial paper in Canada, having a rating in the "R-1" category by the Dominion Bond Rating Service Limited;

          (f)    money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Change of Control" means the occurrence of any of the following events:

          (a)   for so long as (i) the Company's Voting Stock is registered under Section 12 of the Securities Act, any Person, including its Affiliates and associates, other than a Permitted Holder, files a Schedule 13D or a Schedule TO (or any successor schedule, form or report) under the Exchange Act disclosing that such person has become the beneficial owner of more than 50% of the total number of votes attached to the Voting Stock of the Company, or (ii) the Voting Stock of the Company is listed on the Toronto Stock Exchange, any offeror, as defined in the Ontario securities laws, other than a Permitted Holder, files a report with any securities commission or securities regulatory authority in Canada, disclosing that the offeror has acquired beneficial ownership, as defined in Ontario securities laws, of or the power to exercise control or direction over more than 50% of the total number of votes attached to the Voting Stock of the Company; and, in the case of either of the foregoing clauses (i) and (ii), thereafter, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total number of votes attached to the Voting Stock of the Company; or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary, shall have occurred, or the Company effects an arrangement or merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the Surviving Person, and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (i) whose appointment by such Board or whose proposed nomination for election by the shareholders of the Company was included in a management information circular approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment or proposed nomination for election was previously so approved or (ii) for whose election all Permitted Holders voted in favor) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Comparable Treasury Price" means, with respect to any Redemption Date:

          (a)   the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," or

          (b)   if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

        "Consolidated Cash Flow" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss,

            (2)   Consolidated Fixed Charges,

            (3)   depreciation,

            (4)   amortization of intangibles, and

            (5)   restructuring charges, write-downs and reserves taken by the Company or its Restricted Subsidiaries during such period, provided that:

              (A)  up to a maximum aggregate amount of US$213.3 million of restructuring charges payable in cash taken in connection with the 2004 Restructuring may be included in Consolidated Cash Flow for all periods if incurred on or prior to June 30, 2005 (and such charges in excess of such amount or incurred after such date shall not be so included); and

              (B)  up to a maximum aggregate amount of US$220.0 million of restructuring charges payable in cash taken in connection with the 2005 Restructuring may be included in Consolidated Cash Flow for all periods if incurred on or prior to June 30, 2006 (and such charges in excess of such amount or incurred after such date shall not be so included),

            (6)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available to

          (b)   Consolidated Fixed Charges for such four fiscal quarters;

        provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

              (B)  the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

  Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such four-quarter period, provided that, in the event of any such Repayment of Debt, Consolidated Cash Flow for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

              (B)  the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Fixed Charges" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

          (a)   interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

          (b)   amortization of debt discount and debt issuance cost, including commitment fees (for greater certainty, excluding the Existing Convertible Securities),

          (c)   capitalized interest,

          (d)   non-cash interest expense,

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing,

          (f)    the net effective cost of interest after giving effect to Interest Rate Agreements (including amortization of fees but not any income or loss resulting from the marked-to-market value of such Interest Rate Agreements),

          (g)   Disqualified Stock Dividends,

          (h)   Preferred Stock Dividends,

          (i)    interest Incurred in connection with Investments in discontinued operations,

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (d) below, equity of the Company and its Consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below),

          (b)   any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (c) below, the equity of the Company and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause(b)),

          (c)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

          (d)   any unusual, non-recurring or extraordinary gain or loss,

          (e)   any non-cash restructuring charges,

          (f)    the cumulative effect of a change in accounting principles, and

          (g)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of Section 4.10 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted pursuant to Section 4.10(a)(iii)(D) thereof.

        "Credit Agreement" means the Third Amended and Restated Revolving Term Credit Agreement, made as of June 4, 2004, among the Company, the Subsidiaries specified as Designated Subsidiaries therein, CIBC World Markets, as Joint Lead Arranger, RBC Capital Markets, as Joint Lead Arranger and Co-Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, The Bank of Nova Scotia, as Documentation Agent, Banc of America Securities LLC, as Co-Syndication Agent and the Lenders named therein.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Credit Agreement) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under Section 4.09), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with documents related thereto (including, without limitation, any guaranty agreements and security documents).

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Custodian" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(a) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Third Supplemental Indenture.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed, and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed or Refinanced no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person,

in each case, if and to the extent any of the foregoing items, other than letters of credit and Hedging Obligations, would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP. The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (vii) or (viii) of Section 4.09(b), or

          (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.05 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

        "Designated Senior Debt" means:

          (a)   any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding (or accreted value in the case of Debt issued at a discount) of at least US$25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of this Third Supplemental Indenture, and

          (b)   any Senior Debt outstanding under Credit Facilities, including the Credit Agreement.

        "Disqualified Stock" means any Capital Stock of the Company or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

          (c)   is convertible or exchangeable at the option of the holder thereof for cash, Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), more than three months following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence if a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Event of Default" has the meaning set forth under Section 6.01.

        "Existing Convertible Securities" means the Liquid Yield Option Notes due 2020 of the Company in aggregate principal amount at maturity outstanding and as in effect on the Issue Date.

        "Existing Notes" means the 7 7/8% Senior Subordinated Notes due 2011 of the Company.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

          (a)   if such Property has a Fair Market Value equal to or less than US$25.0 million, by any Officer of the Company, or

          (b)   if such Property has a Fair Market Value in excess of US$25.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution dated within 30 days of the relevant transaction, delivered to the Trustee.

        "GAAP" means generally accepted accounting principles as in effect in Canada on the Issue Date.

        "Global Note Legend" means the legend set forth in Section 2.05(a), which is required to be placed on all Global Notes issued under this Third Supplemental Indenture.

        "Global Notes" means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

        "Guarantee" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1)   endorsements for collection or deposit in the ordinary course of business, or

          (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, arrangement, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.09, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        "Indirect Participant" means a Person who holds a beneficial interest in a Global Note through a Participant.

        "Initial Notes" means $250.0 million aggregate principal amount of Notes issued under this Third Supplemental Indenture on the date hereof.

        "Interest Payment Dates" shall have the meaning set forth in paragraph 1 of a Note.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 4.10 and 4.16 and the definition of "Restricted Payment," the term "Investment" shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company or such other Restricted Subsidiary, and (b) at the time that a Subsidiary of the Company is designated an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation, less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment. For purposes of Section 4.12, "Investment" shall include the entering into of a binding agreement to make an Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P.

        "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies.

        "Issue Date" means June 23, 2005.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banks and trust companies in the City of New York, the City of Toronto, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form (except to the extent converted into cash)), in each case net of:

          (a)   all direct costs relating to the Asset Sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

          (b)   all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

          (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President or any Senior Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the Chief Executive Officer, Chief Financial Officer or Corporate Treasurer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee, acting reasonably. The counsel may be General Counsel to the Company.

        "Participant" means, with respect to the Depositary, a Person who has an account with the Depositary.

        "Permitted Holder" means Onex Corporation and its Affiliates and successors.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   the Company or any Restricted Subsidiary;

          (b)   any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

          (c)   any Person if as a result of such Investment such Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Related Business;

          (d)   Cash Equivalents;

          (e)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (f)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (g)   loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances, excluding loans to employees identified in the Company's annual report on Form 20-F for the year ended December 31, 2004, do not exceed US$2.0 million in the aggregate at any one time outstanding;

          (h)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (i)    any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.12;

          (j)    Permitted Joint Ventures and suppliers of the Company or a Restricted Subsidiary that do not exceed 10% of Total Assets in the aggregate outstanding at any one time;

          (k)   Hedging Obligations Incurred in accordance with clause (vii) or (viii) of Section 4.09(b);

          (l)    assets solely in exchange for Capital Stock, other than Disqualified Stock, of the Company;

          (m)  any Investment by the Company or any Restricted Subsidiary in a Securitization Subsidiary in connection with a Receivables Program; provided, however, that the only assets transferred to such Securitization Subsidiary consists of Receivables Program Assets; and

          (n)   other Investments made for Fair Market Value (measured on the date of such Investment) that do not exceed US$100.0 million in the aggregate outstanding at any one time.

        "Permitted Joint Venture" means any Person which is, directly or indirectly, engaged principally in a Related Business, and the capital stock, or securities convertible into capital stock, of which is owned by the Company and one or more Persons other than the Company or any of its Affiliates.

        "Permitted Junior Securities" means:

          (a)   Capital Stock in the Company; or

          (b)   debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt and are subordinated to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Senior Indenture.

        "Permitted Liens" means any one or more of the following with respect to the assets of the Company or any Restricted Subsidiary:

          (a)   inchoate or statutory Liens for taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate therefor;

          (b)   inchoate or statutory Liens of contractors, sub-contractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Company or the relevant Restricted Subsidiary, or otherwise arising in the ordinary course provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any of the assets of the Company or the relevant Restricted Subsidiary and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate with respect thereto and provided further that such Liens do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary encumbered thereby or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (c)   easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Company or the relevant Restricted Subsidiary or interests therein granted or reserved to other persons, provided that such rights do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (d)   title defects or irregularities which are of a minor nature and which do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (e)   Liens incidental to the conduct of the business or the ownership of the assets of the Company or the relevant Restricted Subsidiary (other than those described in clauses (f) and (g) below) which were not incurred in connection with the borrowing of money or the obtaining of advances of credit (including, without limitation, unpaid purchase price), and which do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (f)    Liens securing appeal bonds or other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instrument serving a similar purpose;

          (g)   attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry thereof or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (h)   Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Company or the relevant Restricted Subsidiary, provided that such Liens do not have a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and of the Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform any of its obligations under the Notes or this Third Supplemental Indenture, or (iii) the rights of the Trustee or the Holders;

          (i)    the right reserved to or vested in any governmental entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of any of the Company or the relevant Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

          (j)    the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing;

          (k)   Liens granted over the assets securitized in connection with any Receivables Program;

          (l)    Liens granted by the Company and/or any Restricted Subsidiary pursuant to future subsidized financing by development entities;

          (m)  the interest of lessors (including, without limitation, security interests granted in favor of lessors) pursuant to all leases, including Capital Lease Obligations, under which the Company or the relevant Restricted Subsidiary is the lessee;

          (n)   Liens granted to secure Acquired Indebtedness, to the extent that (i) such Liens exist at the time such person or the assets subject to such Lien are acquired by the Company or a Restricted Subsidiary; (ii) such Liens were not created in contemplation of the transaction by which the subject Debt became Acquired Indebtedness; and (iii) such Liens either (A) only extend to the assets acquired or the assets of the Person acquired, as applicable, in the transaction pursuant to which the Acquired Indebtedness became an obligation of a borrower under the Credit Agreement or a Restricted Subsidiary or (B) are discharged within 60 days of such acquisition;

          (o)   Liens of the nature contemplated in clauses (b), (c), (d) or (e) above, but exceeding the materiality thresholds specified therein, securing Debt in an aggregate amount not to exceed US$25.0 million;

          (p)   pledges or deposits by the Company or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (q)   Liens existing on the Issue Date not otherwise described in clauses (a) through (p) above; and

          (r)   Liens not otherwise described in clauses (a) through (q) above in an aggregate amount not to exceed US$25.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

          (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

        provided, however, that Permitted Refinancing Debt shall not include:

          (x)   Debt of a Subsidiary that Refinances Debt of the Company, or

          (y)   Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Third Supplemental Indenture, the value of any Property shall be its Fair Market Value.

        "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Purchase Money Debt" means Debt:

          (a)   consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

          (b)   Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Rating Agencies" means Moody's and S&P.

        "Receivables Program" means, with respect to any Person, a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Receivables Program Assets from the Company or any Restricted Subsidiary and finances such Receivables Program Assets or a fractional undivided interest in the Receivables Program Assets; provided that:

          (a)   the Board of Directors of the Company shall have determined in good faith that such Receivables Program is economically fair and reasonable to the Company and the Securitization Subsidiary,

          (b)   all sales of Receivables Program Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors in connection with its approval of the Receivables Program),

          (c)   the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company),

          (d)   no portion of the Indebtedness of the Securitization Subsidiary is guaranteed by or is recourse to the Company or any Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables Program Assets), and

          (e)   neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

        "Receivables Program Assets" means all of the following Property and interests in Property, including any undivided interest in any pool of any such Property or interests, whether now existing or existing in the future or hereafter arising or acquired:

          (1)   accounts;

          (2)   accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods or merchandise, leases of goods or merchandise or the rendition of services, no matter how evidenced, whether or not earned by performance);

          (3)   all unpaid sellers' or lessors' rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

          (4)   all rights to any goods or merchandise represented by any of the foregoing;

          (5)   all reserves and credit balances with respect to any accounts receivable or account debtors;

          (6)   all letters of credit, security interests or Guarantees in respect of any of the foregoing;

          (7)   all insurance policies or reports relating to any of the foregoing;

          (8)   all collection or deposit accounts relating to any of the foregoing;

          (9)   all books and records relating to any of the foregoing;

          (10) inventory and/or contractual rights related thereto; and

          (11) all proceeds of any of the foregoing.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Regular Record Date" for the interest payable on any Interest Payment Date means the applicable date specified as a "Record Date" on the face of the Note.

        "Related Business" means any business that is related, ancillary or complementary to, or a reasonable extension or expansion of, the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of Section 4.12 and the definition of "Consolidated Fixed Charge Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt, or, if no such Person is so authorized, the holders or lenders of that percentage of the principal amount of such Senior Debt that are permitted to act in such capacity under the terms of such Senior Debt.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock);

          (b)   the purchase, repurchase, redemption, reduction, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company or a Restricted Subsidiary that is not Disqualified Stock);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

          (d)   any Investment (other than Permitted Investments) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Securitization Subsidiary" means any Unrestricted Subsidiary created for the limited purpose of acquiring and financing Receivables Program Assets and engaging in activities ancillary thereto.

        "Senior Debt" means:

          (a)   all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of:

            (1)   Debt of the Company for money borrowed, and

            (2)   Debt of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

          (b)   all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

          (c)   all obligations of the Company

            (1)   for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

            (2)   under Hedging Obligations, or

            (3)   issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under this Third Supplemental Indenture; and

          (d)   all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

          (A)  Debt of the Company that is by its terms expressly subordinate or pari passu in right of payment to the Notes, including any Senior Subordinated Debt or any Subordinated Obligations;

          (B)  any Debt Incurred in violation of the provisions of this Third Supplemental Indenture;

          (C)  accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

          (D)  any liability for Federal, state, provincial, local or other taxes owed or owing by the Company;

          (E)  any obligation of the Company to any Subsidiary; or

          (F)  any obligations with respect to any Capital Stock of the Company.

        To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

        "Senior Subordinated Debt" means the Notes and any Additional Notes that may be issued under this Third Supplemental Indenture, the Existing Notes and any additional Existing Notes that may be issued under the First Supplemental Indenture dated as of June 16, 2004 between the Company and the Trustee (the "First Supplemental Indenture") and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Article 1 of Rule 1-02 under Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any Debt or security, the date specified in such Debt or security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is, by its terms, expressly subordinate or junior in right of payment to the Notes.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, trust, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person,

          (b)   such Person and one or more Subsidiaries of such Person, or

          (c)   one or more Subsidiaries of such Person.

        "Surviving Person" means the surviving Person formed by an arrangement, merger, consolidation or amalgamation and, for purposes of Section 5.01, a Person to whom all or substantially all of the Property of the Company is sold, transferred, assigned, leased, conveyed or otherwise disposed.

        "TIA" means the United States Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

        "Total Assets" means, with respect to any date of determination, the total assets shown on the Company's consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

        "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

        "Unregistered Senior Debt" means any Senior Debt of the Company that is not registered under the Securities Act.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.16 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests and interests in a trust) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other wholly owned Subsidiaries.

Section 1.02.    Other Definitions.

Term	Defined in Section
"Acceleration Notice"	6.02
"Affiliate Transaction"	4.14
"Allocable Excess Proceeds"	4.12
"Authentication Order"	2.02
"Change of Control Offer"	4.18
"Change of Control Purchase Price"	4.18
"Covenant Defeasance"	7.03
"DTC"	2.03
"Excess Proceeds"	4.12
"Excluded Holder"	4.19
"Legal Defeasance"	7.02
"Offer Amount"	3.09
"Offer Period"	3.09
"Offer to Purchase"	3.09
"Payment Blockage Notice"	10.03
"Payment Blockage Period"	10.03
"pay the Notes"	10.03
"Permitted Debt"	4.09
"Prepayment Offer	4.12
"Purchase Date"	3.09
"Purchase Price"	3.09
"Taxes"	4.19

Section 1.03.    Incorporation by Reference of Trust Indenture Act.

        (a)   The following TIA terms used in this Third Supplemental Indenture have the following meanings:

  "indenture securities" means the Notes;

  "indenture security holder" means a Holder of a Note;

  "indenture to be qualified" means this Third Supplemental Indenture;

  "indenture trustee" or "institutional trustee" means the Trustee; and

  "obligor" on the Notes means the Company and any successor obligor upon the Notes.

        (b)   All other terms used in this Third Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or Commission rule, as applicable.

Section 1.04.    Rules of Construction.

        (a)   Unless the context otherwise requires:

          (i)    a term has the meaning assigned to it;

          (ii)   an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

          (iii)  "or" is not exclusive;

          (iv)  words in the singular include the plural, and in the plural include the singular;

          (v)   all references in this instrument to "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and subdivisions of this Third Supplemental Indenture as originally executed;

          (vi)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

          (vii) "including" means "including without limitation;"

          (viii) provisions apply to successive events and transactions; and

          (ix)  references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2.

THE NOTES

Section 2.01.    General.

        (a)   Designation of Series.    Pursuant to the terms hereof and Section 3.01 of the Base Indenture, there is hereby established the Notes, known as the "7 5/8% Senior Subordinated Notes due 2013," and such Notes shall be deemed "Securities" for purposes of the Base Indenture.

        (b)   Form of Notes.    The Notes and the Trustee's certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Third Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of US$1,000 and integral multiples thereof. The terms and provisions contained in the Notes shall constitute a part of this Third Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall govern and be controlling.

        (c)   Global Notes.    Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.05 hereof.

        (d)   Book-Entry Provisions.    This Section 2.01(d) shall apply only to Global Notes deposited with the Custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Third Supplemental Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever, except as required by law. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Section 2.02.    Execution and Authentication.

        (a)   One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

        (b)   If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

        (c)   A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Third Supplemental Indenture.

        (d)   The Trustee shall, upon receipt of (i) a Company Order (an "Authentication Order") and (ii) the Opinion of Counsel and Officers' Certificate set forth in Section 3.03 of the Base Indenture, authenticate Notes for issuance.

        (e)   The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Third Supplemental Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03.    Security Registrar, Paying Agent and Depositary.

        (a)   The Company initially appoints the Trustee to act as Security Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

        (b)   The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

Section 2.04.    Paying Agent to Hold Money in Trust.

        The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall promptly notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee and account for any funds disbursed. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Section 6.01(g) or (h) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.    Transfer and Exchange.

        (a)   Global Note Legend.    Each Global Note shall bear the following legend unless specifically stated otherwise in the applicable provisions of this Third Supplemental Indenture.

          "THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.05 OF THE THIRD SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.05 OF THE THIRD SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

          UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

        (b)   Cancellation and/or Adjustment of Global Notes.    At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 3.10 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Custodian or by the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such increase.

        (c)   General Provisions Relating to Transfers and Exchanges.

          (i)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 3.04 of the Base Indenture and Sections 3.06 and 8.07 hereof).

          (ii)   All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Third Supplemental Indenture equally and proportionately with all other Notes duly issued hereunder.

          (iii)  Neither the Security Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

          (iv)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary, except as required by law.

          (v)   All certifications, certificates and Opinions of Counsel required to be submitted to the Security Registrar pursuant to this Section 2.05 to effect a registration of transfer or exchange may be submitted by facsimile.

          (vi)  The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary in the form provided by the Company and to act in accordance with such letter.

Section 2.06.    Outstanding Notes.

        (a)   This Section 2.06 shall replace and supersede in its entirety the definition of "Outstanding" in the Base Indenture solely with respect to the Notes. The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.05 hereof, and those described in this Section 2.06 as not outstanding. Except as set forth in Section 2.07 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided, however, that Notes held by the Company or a Subsidiary of the Company shall be deemed not to be outstanding for purposes of Section 3.07(c) hereof.

        (b)   If a Note is replaced pursuant to Section 3.06 of the Base Indenture, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

        (c)   If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

        (d)   If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.07.    Treasury Notes.

        In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be considered as though not outstanding.

Section 2.08.    Issuance of Additional Notes.

        The Company shall be entitled, subject to its compliance with Section 4.09 hereof, to issue Additional Notes under this Third Supplemental Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Third Supplemental Indenture, including directions, waivers, amendments, consents, redemptions and Offers to Purchase.

        With respect to any Additional Notes, the Company shall set forth in a Board Resolution and an Officers' Certificate, a copy of each of which shall be delivered to the Trustee along with an Authentication Order and Opinion of Counsel, the following information:

        (a)   the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Third Supplemental Indenture; and

        (b)   the issue price, the issue date and the CUSIP and/or ISIN number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have "original issue discount" within the meaning of Section 1273 of the Code, other than a de minimis original issue discount within the meaning of Section 1273 of the Code.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

        This Article 3 shall replace and supersede Sections 11.02 to 11.08 of the Base Indenture in their entirety, solely with respect to the Notes.

Section 3.01.    Notices to Trustee.

        If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 60 days before a Redemption Date (or such shorter period as allowed by the Trustee), an Officers' Certificate setting forth (a) the applicable section of this Third Supplemental Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of Notes to be redeemed and (d) the Redemption Price or the appropriate method for calculation of the Redemption Price.

Section 3.02.    Selection of Notes to Be Redeemed.

        If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

        The Trustee shall promptly notify the Company and the Security Registrar (if other than the Company or the Trustee) in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of US$1,000 or integral multiples thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of US$1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Third Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.    Notice of Redemption.

        At least 30 days but not more than 60 days prior to a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed in accordance with Section 1.06 of the Base Indenture at such Holder's registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance pursuant to Article 7 hereof or a satisfaction and discharge pursuant to Article 10 hereof.

        The notice shall identify the Notes to be redeemed and shall state:

        (a)   the Redemption Date;

        (b)   the appropriate method for calculation of the redemption price, but need not include the redemption price itself; the actual redemption price shall be set forth in an Officers' Certificate delivered to the Trustee no later than two (2) Business Days prior to the Redemption Date unless clause (2) of the definition of "Comparable Treasury Price" is applicable, in which case such Officers' Certificate should be delivered on the Redemption Date;

        (c)   if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

        (d)   the name and address of the Paying Agent and the Place or Places of Payment;

        (e)   that Notes called for redemption must be surrendered to the Place or Places of Payment to collect the redemption price;

        (f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

        (g)   the applicable section of this Third Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

        (h)   that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

        At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the Redemption Date, an Officers' Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04.    Effect of Notice of Redemption.

        Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may not be conditional.

Section 3.05.    Deposit of Redemption Price.

        On or prior to 12:00 noon Eastern time on the Business Day prior to any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the Redemption Date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed. The Trustee or Paying Agent, as the case may be, shall have no duty to invest such deposited funds.

        If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.06(d) hereof, whether or note such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid.

Section 3.06.    Notes Redeemed in Part.

        Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.    Optional Redemption.

        (a)   Except as set forth below, the Notes shall not be redeemable at the option of the Company prior to July 1, 2009. Starting on that date, the Company may redeem all or any portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to but excluding the applicable Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on July 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2009	103.813%
2010	101.906%
2011 and thereafter	100.000%

        (b)   In addition, at any time and from time to time prior to July 1, 2009, the Company may elect to redeem all or any portion of the Notes, after giving the notice required pursuant to Section 3.03 hereof, at a redemption price equal to the greater of:

          (i)    100% of the principal amount of Notes to be redeemed, and

          (ii)   the sum of the present values of (1) the redemption price of the Notes to be redeemed at, July 1, 2009 (as set forth in the prior paragraph) of the Notes to be redeemed, and (2) the remaining scheduled payments of interest from the Redemption Date to, July 1, 2009, but excluding accrued and unpaid interest to the Redemption Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest to the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

        (c)   In addition, at any time and from time to time, prior to July 1, 2008, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) then outstanding with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.625% of the principal amount, plus accrued and unpaid interest, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of the closing of such Public Equity Offering and upon not less than 30 nor more than 60 days' prior notice.

        (d)(i) The Company may, at its option, at any time redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest (if any) to but excluding the date of redemption if it has become or would become obligated to pay on the next date on which any amount would be payable under or in respect of the Notes any Additional Amounts in respect of the Notes as a result of:

          (A)  any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

          (B)  any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

in either case, which change or amendment is announced or is effective on or after the Issue Date (unless announced prior to the Issue Date).

        (ii)   It shall be a condition to the Company's right to redeem the Notes pursuant to the provisions set forth in clause (i) above that, prior to giving any notice of redemption of the Notes, the Company shall have delivered to the Trustee:

          (A)  an Officers' Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Company taking reasonable measures available to it; and

          (B)  an Opinion of Counsel that the Company has or will become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts in respect of the Notes as a result of an amendment or change of the type described in clause (i) above, which opinion, in the case of an announced amendment or change, may assume that the announced amendment or change will become effective as of the date specified in such announcement and in the form announced and, where the change or amendment is one described in clause (i)(B) above, may assume such official position accurately reflects the relevant law.

        (e)   Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.    Mandatory Redemption.

        There shall be no mandatory sinking fund payments with respect to the Notes. Except as set forth in Sections 4.12 and 4.18 hereof, the Company shall not be required to make mandatory redemption payments with respect to, or offer to purchase, the Notes.

Section 3.09.    Offer To Purchase.

        (a)   In the event that, pursuant to Section 4.12 or 4.18 hereof, the Company shall be required to commence a Prepayment Offer or a Change of Control Offer (each, an "Offer to Purchase"), it shall follow the procedures specified below. The provisions of this Section 3.09 (together with Sections 4.12 and 4.18) shall replace and supersede Article 13 of the Base Indenture in its entirety.

        (b)   The Company shall cause a notice of the Offer to Purchase to be sent at least once to the Dow Jones News Service or similar business news service in the United States, provided, that the first notice shall be sent prior to, or on the day of, commencement of the Offer to Purchase.

        (c)   The Company shall commence the Offer to Purchase by sending, by first-class mail, with a copy to the Trustee, to each Holder at such Holder's address appearing in the Security Register, a notice, the terms of which shall govern the Offer to Purchase, stating:

          (i)    that the Offer to Purchase is being made pursuant to this Section 3.09 and Section 4.12 or Section 4.18, as the case may be, and, in the case of a Change of Control Offer, that a Change of Control has occurred, the circumstances and relevant facts regarding the Change of Control and that a Change of Control Offer is being made pursuant to Section 4.18;

          (ii)   the principal amount of Notes in respect of which the Offer to Purchase is made pursuant to Section 4.12 or Section 4.18, as the case may be (the "Offer Amount"), the purchase price set forth in Section 4.12 or Section 4.18, as applicable (the "Purchase Price"), the Offer Period and the Purchase Date (each as defined below);

          (iii)  except as provided in clause (ix), that all Notes timely tendered and not withdrawn shall be accepted for payment;

          (iv)  that any Note not tendered or accepted for payment shall continue to accrue interest;

          (v)   that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

          (vi)  that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in integral multiples of US$1,000 only;

          (vii) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;

          (viii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

          (ix)  that, in the case of a Prepayment Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of US$1,000 or integral multiples thereof shall be purchased);

          (x)   that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

          (xi)  any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

        (d)   The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control) after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the Offer Amount, or if less than the Offer Amount has been tendered all, of the Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date.

        (e)   On or prior to the Purchase Date, the Company shall, to the extent lawful:

          (i)    accept for payment (on a pro rata basis to the extent necessary in connection with an Prepayment Offer), the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;

          (ii)   deposit with the Paying Agent funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes properly tendered; and

          (iii)  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

        (f)    The Paying Agent (or the Company, if acting as the Paying Agent) shall promptly (but in the case of a Change of Control, not later than 60 days from the date of commencement of the Change of Control Offer) deliver to each tendering Holder the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of US$1,000 or an integral multiple thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

        (g)   If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

        (h)   The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Sections 4.12 or 4.18, as applicable, this Section 3.09 or other provisions of this Third Supplemental Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Sections 4.12 or 4.18, as applicable, this Section 3.09 or such other provision by virtue of such compliance.

        (i)    Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made in accordance with the provisions of Section 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

        This Article 4 shall replace and supersede Article 10 of the Base Indenture in its entirety, solely with respect to the Notes.

Section 4.01.    Payment of Notes.

        The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Third Supplemental Indenture and the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. The Paying Agent shall have no duty to invest any such money deposited with it. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and interest at the same rate per annum as the rate then in effect.

        Interest shall be computed on the basis of a 360-day year of twelve 30-day months. For the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360.

Section 4.02.    Maintenance of Office or Agency.

        (a)   The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Security Registrar or co-Security Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Third Supplemental Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

        (b)   The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        (c)   The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company for each of the said purposes in this Section 4.02 in accordance with Section 2.03 hereof.

Section 4.03.    Reports.

        The Company shall provide the Trustee and, to the extent not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Holders, within 15 days after it files with, or furnishes to, the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe), which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the Commission pursuant to this Third Supplemental Indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will continue to file with, or furnish to, the Commission, the Trustee and, to the extent not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), provide the Holders:

          (a)   within 90 days after the end of each fiscal year (or such shorter period as the Commission may in the future prescribe), annual reports on Form 20-F or Form 40-F (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), and

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the Commission may in the future prescribe) and promptly from time to time after the occurrence of an event other reports on Form 6-K (or any successor or comparable form) containing the information required to be contained therein (or required in any successor or comparable form);

provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings.

Section 4.04.    Compliance Certificate.

        (a)   The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year (which as of the Issue Date is December 31), an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year and of their performance under this Third Supplemental Indenture has been made under the supervision of the signing Officers with a view to determining whether the Company and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Third Supplemental Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and its Subsidiaries have been in compliance with every covenant contained in this Third Supplemental Indenture and are not in default in the performance or observance of any of the terms, provisions, obligations and conditions of this Third Supplemental Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

        (b)   The Company shall otherwise comply with TIA §314(a)(2).

        (c)   The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.    Taxes.

        The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies imposed upon it, its Subsidiaries or their respective incomes, profits or properties, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.    Stay, Extension and Usury Laws.

        The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Third Supplemental Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.    Corporate Existence.

        Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory) and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right or franchise if the Company shall determine that either (i) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders or (ii) that such preservation is not necessary in connection with any transaction not prohibited by this Third Supplemental Indenture. For greater certainty, notwithstanding the foregoing, the Company may effect any arrangement, merger, consolidation or amalgamation with or into any other Person or sale, transfer, assignment, lease, conveyance or other disposal of all or substantially all of its property in any one transaction or series of transactions not prohibited pursuant to Section 5.01.

Section 4.08.    Payments for Consent.

        The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Third Supplemental Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.09.    Limitation on Debt and Preferred Stock.

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt, and the Company shall not permit any Restricted Subsidiary to issue any Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may Incur Debt and the Restricted Subsidiaries may issue Preferred Stock if either:

          (i)    after giving effect to the Incurrence of such Debt or issuance of such Preferred Stock and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0, or

          (ii)   such Debt or Preferred Stock is Permitted Debt.

        (b)   The term "Permitted Debt" shall include the following:

          (i)    Debt of the Company evidenced by the Notes issued on the Issue Date;

          (ii)   Debt of the Company or a Restricted Subsidiary under Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed the greater of US$1,250.0 million and the Borrowing Base as at the most recently ended fiscal quarter for which audited or unaudited consolidated financial statements of the Company are available, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under Credit Facilities and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to Section 4.12;

          (iii)  Debt of the Company or a Restricted Subsidiary under a Receivables Program in an aggregate amount at any one time outstanding not to exceed, together with the amounts outstanding under clause (ii) above, the greater of US$1,250.0 million and the Borrowing Base as at the most recently ended fiscal quarter for which audited or unaudited consolidated financial statements of the Company are available;

          (iv)  Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

            (A)  the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

            (B)  the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (iv) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed 10% of Total Assets;

          (v)   Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary, Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary and Preferred Stock of a Restricted Subsidiary issued to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt or Preferred Stock (except to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (vi)  Acquired Indebtedness;

          (vii) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this Section 4.09;

          (viii) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

          (ix)  Guarantees by the Company or any Restricted Subsidiary of Debt or any other obligation or liability of the Company or any Restricted Subsidiary Guarantor that the Company or such Restricted Subsidiary could otherwise have Incurred pursuant to this Section 4.09;

          (x)   Debt in connection with one or more standby letters of credit or performance or surety bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 5.0% of Total Assets at any time outstanding;

          (xi)  Debt of the Company or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of its Incurrence;

          (xii) Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (i) through (xi) above;

          (xiii) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time (including any Permitted Refinancing Debt Incurred pursuant to clause (xiv) below with respect thereto) not to exceed US$250.0 million; and

          (xiv) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to Section 4.09(a)(i) and clauses (i), (iv), (vi), (xii) and (xiii) above.

        (c)   For purposes of this Section 4.09, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Preferred Stock, will not be deemed to be an Incurrence of Debt. For purposes of determining compliance with this Section 4.09, in the event that any item of Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a)(i), the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt or Preferred Stock in any manner that complies with this covenant; provided, that any Debt outstanding under Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (ii) above and any Debt outstanding under a Receivables Program after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (iii) above.

Section 4.10.    Limitation on Restricted Payments.

        (a)   The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (i)    a Default or Event of Default shall have occurred and be continuing,

          (ii)   the Company could not Incur at least US$1.00 of additional Debt pursuant to Section 4.09(a)(i), or

          (iii)  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

            (A)  50% of the aggregate amount of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a loss, minus 100% of such loss), plus

            (B)  100% of Capital Stock Sale Proceeds, plus

            (C)  the sum of:

              (1)   the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

              (2)   the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on or after the Issue Date on the Company's most recent audited or unaudited consolidated balance sheet upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (1) or (2):

                (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

                (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

            (D)  an amount equal to the sum of:

              (1)   the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

              (2)   the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

      provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        (b)   Notwithstanding the limitation set forth in clause (a) above, the Company may:

          (i)    pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Third Supplemental Indenture, provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (ii)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock or Subordinated Obligations of the Company or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that

            (A)  any payments made in connection with such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

            (B)  the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (a)(iii)(B) above;

          (iii)  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Permitted Refinancing Debt; provided, however, that payments made in connection with such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (iv)  make payments at Stated Maturity on inter-company Debt and Preferred Stock, the Incurrence or issuance of which was permitted pursuant to Section 4.09; provided, however, that, except with respect to inter-company Debt Incurred by the Company, no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; and provided further that any such payments shall be excluded in the calculation of the amount of Restricted Payments made after the Issue Date;

          (v)   purchase, repurchase, redeem, legally defease, acquire or retire for value Existing Convertible Securities; provided, however, that immediately prior to and after giving effect to such purchase, repurchase, redemption, defeasance, acquisition or retirement, no Default or Event of Default shall have occurred and be continuing; and provided further, that any payment made in connection with such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

          (vi)  make additional Restricted Payments in an aggregate amount not to exceed US$50.0 million; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

Section 4.11.    Limitation on Liens.

        The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

          (a)   if such Lien secures Senior Subordinated Debt the Notes are secured on an equal and ratable basis with such Debt and,

          (b)   if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Notes in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the Notes.

Section 4.12.    Limitation on Asset Sales.

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (i)    the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (ii)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of one or more of (A) cash or Cash Equivalents, (B) the assumption of liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) by the transferee of any such assets pursuant to a customary novation agreement or other agreement that releases or indemnifies the Company or such Restricted Subsidiary from further liability with respect to such liabilities, or (C) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent converted by the Company or such Restricted Subsidiary into cash within 30 days of receipt thereof by the Company or such Restricted Subsidiary; and

          (iii)  the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (i) and (ii).

        (b)   The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (i)    to Repay Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

          (ii)   to invest in Additional Assets (including the making of any capital expenditure by the Company or such Restricted Subsidiary (in each case for or on behalf of the Company or any Restricted Subsidiary) or by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt by the Company or such Restricted Subsidiary of such Net Available Cash shall constitute "Excess Proceeds."

        (c)   When the aggregate amount of Excess Proceeds exceeds US$10.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to repurchase (the "Prepayment Offer") the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest US$1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Third Supplemental Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender their Notes for repurchase in accordance with this Third Supplemental Indenture, the Company or such Restricted Subsidiary may use such remaining amount of Net Available Cash for any purpose permitted by this Third Supplemental Indenture, and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" shall mean the product of:

          (i)    the Excess Proceeds and

          (ii)   a fraction,

            (A)  the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

            (B)  the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Company to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

        (d)   The Company shall effect any Prepayment Offer pursuant to and in accordance with Section 3.09.

Section 4.13.    Limitation on Restrictions on Distributions from Restricted Subsidiaries.

        (a)   Except for the restrictions set forth herein or imposed by law, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (i)    pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

          (ii)   make any loans or advances to the Company or any other Restricted Subsidiary, or

          (iii)  transfer any of its Property to the Company or any other Restricted Subsidiary.

        (b)   The foregoing limitations shall not apply:

          (i)    with respect to clauses (a)(i), (ii) and (iii), to restrictions:

            (A)  in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, this Third Supplemental Indenture, a Receivables Program and the Credit Agreement),

            (B)  relating to Acquired Indebtedness, or

            (C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided that such restrictions are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreement evidencing the Debt so refinanced (as determined by the Board of Directors in its good faith judgment), and

          (ii)   with respect to clause (a)(iii) only, to restrictions:

            (A)  relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under Sections 4.09 and 4.11 that limit the right of the debtor to dispose of the Property securing such Debt,

            (B)  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

            (C)  resulting from customary provisions restricting the subletting or assignment of leases or customary provisions in other agreements that restrict the assignment of such agreements or rights or other non-cash assets thereunder, including, without limitation, customary restrictions imposed on the transfer of copyrighted or patented materials,

            (D)  customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale,

            (E)  contained in Purchase Money Debt for Property acquired in the ordinary course of business,

            (F)  included in customary provisions and agreements with respect to Permitted Joint Ventures,

            (G)  contained in any Debt or any agreement pursuant to which such Debt was issued if (i) the encumbrance or restriction applies only upon a payment default or financial covenant default or event of default contained in such Debt or agreement and (ii) the encumbrance or restriction is not materially more disadvantageous to Holders than is customary in comparable financings (as determined by the Board of Directors in its good faith judgment), or

            (H)  resulting from the application of reasonable and customary borrowing base, net worth and similar covenants set forth in agreements entered into by the Company or a Restricted Subsidiary in respect of Permitted Debt.

Section 4.14.    Limitation on Transactions with Affiliates.

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") if such Affiliate Transaction or series of Affiliate Transactions involves aggregate consideration in excess of US$5.0 million, unless:

          (i)    the terms of such Affiliate Transaction are:

            (A)  set forth in writing,

            (B)  fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and

            (C)  no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, and

          (ii)   if such Affiliate Transaction involves aggregate payments or value in excess of US$10.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, determines that such Affiliate Transaction complies with clauses (a)(i)(B) and (C) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee.

        (b)   Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (i)    any transaction or series of transactions between the Company and one or more Restricted Subsidiaries not otherwise prohibited by any provisions of this Third Supplemental Indenture (excluding, for greater certainty, the provisions described under this Section 4.14) or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (ii)   any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

          (iii)  any employment, compensation or indemnification agreement entered into by the Company or a Restricted Subsidiary with an employee, officer or director in the ordinary course of business and substantially consistent with industry practice that is not otherwise prohibited by this Third Supplemental Indenture;

          (iv)  any transaction or series of transactions relating to a Receivables Program; and

          (v)   agreements in effect on the Issue Date and described in the Company's Form 20-F for the year ended December 31, 2004 as filed with the Commission and any modifications, extensions or renewals thereto that are no less favorable, taken as a whole, to the Company or any Restricted Subsidiary than such agreements as in effect on the Issue Date.

Section 4.15.    Limitation on Layered Debt.

        The Company shall not Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or constitutes Subordinated Obligations.

Section 4.16.    Designation of Restricted and Unrestricted Subsidiaries.

        (a)   The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

          (i)    either (A) the Company or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (1) Fair Market Value of the Capital Stock of such Subsidiary plus (2) the amount of any Debt owed by such Subsidiary to the Company, in each case pursuant to Section 4.10(a) or (B) such Investment constitutes a Permitted Investment,

          (ii)   immediately after giving pro forma effect to such designation, the Company could Incur at least US$1.00 of additional Debt pursuant to Section 4.09(a)(i), and

          (iii)  such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any Restricted Subsidiary.

        (b)   Notwithstanding the foregoing, following the Issue Date the Company may designate any Subsidiary of the Company, at or prior to the time it becomes a Subsidiary of the Company, to be an Unrestricted Subsidiary, and unless designated by the Company as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the requirements set forth in clauses (d)(i) and (d)(ii) below will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        (c)   Except as provided in clause (b) above, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

        (d)   An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary by the Board of Directors or, if the Company's interest in the Fair Market Value of the net assets of such Subsidiary is less than US$10.0 million, the Company, so long as, immediately after giving pro forma effect to such designation,

          (i)    the Company could Incur at least US$1.00 of additional Debt pursuant to Section 4.09(a)(i) and

          (ii)   no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        (e)   Any such designation or redesignation will be evidenced to the Trustee by filing with the Trustee an Officers' Certificate that:

          (i)    certifies that such designation or redesignation complies with the foregoing provisions, and

          (ii)   gives the effective date of such designation or redesignation,

and, if applicable, a Board Resolution giving effect to such designation or redesignation, such filing with the Trustee to occur within 60 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

Section 4.17.    Future Subsidiary Guarantors.

        (a)   The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment, or pledge any of its Property to secure the payment, of other Debt of the Company (other than Unregistered Senior Debt) unless such Restricted Subsidiary concurrently executes and delivers a supplemental indenture with the Company, the Trustee and the other Guarantors, if any, party hereto providing for the Guarantee, on a senior subordinated basis, of the payment of principal of, and premium, if any, and interest on the Notes.

        (b)   Notwithstanding clause (a) above, any such Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged:

          (i)    in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.12; or

          (ii)   in connection with any sale of all or substantially all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with Section 4.12 and such Guarantor ceases to be a Subsidiary of the Company;

provided, however, that any such release and discharge shall occur only to the extent that all obligations of such Guarantor under all of its Guarantees of the Company's or its Restricted Subsidiaries' Debt shall also terminate upon such release, sale or transfer and none of such Guarantor's equity interests are pledged for the benefit of any holder of any such Debt of the Company or its Restricted Subsidiaries.

Section 4.18.    Repurchase at the Option of Holders Upon a Change of Control Offer.

        (a)   Upon the occurrence of a Change of Control, the Company shall be required to make an offer (the "Change of Control Offer") to each Holder to repurchase all (or, at the option of the Holder, any portion) of the Notes (equal to US$1,000 or an integral multiple thereof) at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        (b)   The Company shall effect any Change of Control Offer pursuant to and in accordance with Section 3.09.

        (c)   The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Third Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.19.    Additional Amounts.

        (a)   Payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless the Company is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof by the relevant taxing authority. If, after the Issue Date, the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will pay to each Holder of Notes or to the Paying Agent, such additional amounts ("Additional Amounts") as may be necessary so that the net amount (including the Additional Amounts) received by such Holders after such withholding or deduction will not be less than the amount such Holders would have received if such Taxes had not been withheld or deducted and similar payments (the term "Additional Amounts" shall also include any such similar payments) will also be made by the Company to Holders that are not subject to withholding but are required to pay tax directly on amounts otherwise not subject to withholding; provided that no Additional Amounts will be payable with respect to a payment made to a Holder in respect of the beneficial owner thereof (an "Excluded Holder"):

          (i)    with which the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment,

          (ii)   which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes, receipt of payments thereunder or enforcement of its rights in respect thereof,

          (iii)  to the extent that such Holder is subject to such Taxes by reason of such Holder's failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes but only to the extent that such Holder is legally able to comply with such requirements,

          (iv)  in circumstances where presentation of the Notes for payment is required, if the Notes are presented for payment more than 15 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever is later (except to the extent that the holder would have been entitled to such Additional Amounts had the Notes been presented on the last day of such 15-day period), or

          (v)   that is a fiduciary, a partnership or a person other than the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the applicable beneficiary, partner or beneficial owner owned the Notes directly (but only if there is no material cost or expense associated with transferring such Notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that it outside the control of such beneficiary, partner or beneficial owner).

        (b)   The Company shall:

          (i)    make such withholding or deduction, and

          (ii)   remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        (c)   The Company furnish to the Trustee, or cause to be furnished to the Trustee, promptly after the payment of any Taxes becomes due pursuant to applicable law, copies of tax receipts evidencing such payment by the Company in such form as is provided in the normal course by the taxing authority imposing such Taxes and which is reasonably available to the Company.

        (d)   The Company shall indemnify and hold harmless each Holder of Notes that are outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of:

          (i)    any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes,

          (ii)   any expenses arising therefrom or with respect thereto, and

          (iii)  any Taxes imposed with respect to any reimbursement under clause (i) above.

        (e)   If the Company becomes obligated to pay Additional Amounts with respect to any payment under or in respect of the Notes, at least 30 days prior to the date on which such payment becomes due and payable (unless such obligations arise after such date), the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, and setting forth the amounts so payable, including Additional Amounts, and such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders on the payment date. For purposes of this Third Supplemental Indenture any reference to:

          (i)    the payment of principal (and premium, if any),

          (ii)   purchase prices in connection with a repurchase or redemption of Notes,

          (iii)  interest, or

          (iv)  any other amount payable on or with respect to any of the Notes (including in connection with a Change of Control Offer or Prepayment Offer),

shall be deemed to include the payment of Additional Amounts provided for in this Section 4.19 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        (f)    This Section 4.19 shall survive any termination, defeasance, Covenant Defeasance or discharge of this Third Supplemental Indenture and shall survive the repayment of all or any of the Notes.

        (g)   The indemnity requirements set forth in Section 6.07 of the Base Indenture shall be applicable to any actions taken or omitted to be taken by the Trustee in reliance on an Officers' Certificate delivered pursuant to this Section 4.19.

Section 4.20.    Covenant Termination.

        The provisions of Article 4 shall be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released automatically and without any action on the part of the Company from their obligations to comply with Sections 4.09, 4.10, 4.12, 4.13, 4.14, 4.16(d)(i) (and such clause (d)(i) as referred to in Section 4.16(a)), 4.17 and Section 5.01(a)(iv).

ARTICLE 5.

SUCCESSORS

        This Article 5 shall replace and supersede Article 8 of the Base Indenture in its entirety, solely with respect to the Notes.

Section 5.01.    Merger, Consolidation and Sale of Assets.

        (a)   The Company shall not effect an arrangement or merge, consolidate or amalgamate with or into any other Person (other than a merger or amalgamation of a Wholly Owned Restricted Subsidiary with or into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (i)    the Company shall be the Surviving Person in such arrangement, merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such arrangement, merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of Canada or any province or territory thereof or the United States of America, any State thereof or the District of Columbia;

          (ii)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Third Supplemental Indenture to be performed by the Company;

          (iii)  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iii) and clause (iv) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (iv)  other than in the case of any merger, amalgamation, consolidation, sale, transfer, assignment, lease, conveyance or other disposal between or among the Company and its Wholly Owned Restricted Subsidiaries, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least US$1.00 of additional Debt under Section 4.09(a)(i); and

          (v)   the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied, including, where a supplemental indenture is required, receipt of Opinions of Counsel pursuant to Section 8.01(2).

Section 5.02.    Successor Corporation Substituted.

        Upon any transaction or series of transactions not prohibited under Section 5.01, the Surviving Person shall succeed to, and be substituted for and may exercise every right and power of the Company under this Third Supplemental Indenture; provided that the predecessor company in the case of:

          (a)   a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Company as an entirety or virtually as an entirety), or

          (b)   a lease,

shall not be released from any of the obligations or covenants under this Third Supplemental Indenture, including with respect to the payment of the Notes.

ARTICLE 6.

DEFAULTS AND REMEDIES

        This Article 6 shall replace and supersede Article 5 of the Base Indenture in its entirety, solely with respect to the Notes.

Section 6.01.    Events of Default.

        Each of the following constitutes an "Event of Default" with respect to the Notes:

          (a)   failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (b)   failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (c)   failure to comply with the covenants described under Sections 4.09, 4.10, 4.12, 4.18 and 5.01 and such failure continues for 30 days after written notice is given to the Company as provided below; provided, that, in accordance with Section 4.20, upon the Company reaching Investment Grade Status, this clause (c) shall cease to be effective with respect to Sections 4.09, 4.10, 4.12 and 5.01(a)(iv);

          (d)   failure to comply with any other covenant or agreement in the Notes or in this Third Supplemental Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 60 days after written notice is given to the Company as provided below; provided, that, in accordance with Section 4.20, upon the Company reaching Investment Grade Status, this clause (d) shall cease to be effective with respect to Sections 4.13, 4.14, 4.16(d)(i) and 4.17;

          (e)   a default under any Debt by the Company or any Restricted Subsidiary (other than any Debt of the Company owed to any Wholly Owned Restricted Subsidiary or any Debt of any Restricted Subsidiary owed to the Company or any Wholly Owned Restricted Subsidiary) that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than US$50.0 million or its foreign currency equivalent at the time;

          (f)    any judgment or judgments for the payment of money in an aggregate amount in excess of US$25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied, discharged or acknowledged by a third party insurer to be its exclusive liability for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

          (g)   the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

            (A)  commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

            (B)  consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding-up (other than the dissolution or winding-up of a Significant Subsidiary due to requirements under applicable corporate law);

            (C)  consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

            (D)  makes a general assignment for the benefit of its creditors; or

            (E)  admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; or

          (h)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (A)  is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

            (B)  appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or

            (C)  orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

    and such order or decree remains unstayed and in effect for 60 consecutive days.

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 6.02.    Acceleration.

        If any Event of Default (other than those set forth in Section 6.01(g) or (h)) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee (if such notice is given by Holders) specifying the respective Event of Default and that such notice is a notice of acceleration (the "Acceleration Notice"), and the same shall become immediately due and payable to the date of acceleration. Notwithstanding the foregoing, a Default under clause (d) shall not constitute an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        In the case of an Event of Default specified in Section (g) or (h) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Third Supplemental Indenture or the Notes except as provided in this Third Supplemental Indenture.

Section 6.03.    Other Remedies.

        If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Third Supplemental Indenture.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy of the Trustee or the Holders or constitute a waiver of or acquiescence in the Event of Default. All rights and remedies of the Trustee and the Holders shall be cumulative to the extent permitted by law.

Section 6.04.    Waiver of Defaults.

        (a)   The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default or compliance with any provisions of this Third Supplemental Indenture and the Note, and its consequences, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes and (ii) in respect of a covenant or provision which under this Third Supplemental Indenture cannot be modified or amended without the consent of either the Holder of each Note affected by such modification or amendment or Holders of at least 75% in aggregate principal amount of the Notes then outstanding.

        (b)   Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Third Supplemental Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05.    Control by Majority.

        Subject to Section 6.01, Section 6.03(5) (including the Trustee's receipt of the security or indemnification described therein) and Section 6.07 of the Base Indenture, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes provided that (i) such direction shall not be in conflict with any rule of law or with this Third Supplemental Indenture, expose the Trustee to personal liability, or be unduly prejudicial to Holders not joining therein and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06.    Limitation on Suits.

        No Holder shall have any right to institute any proceeding with respect to this Third Supplemental Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

        (a)   such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

        (b)   Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding in its own name as trustee,

        (c)   the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

        A Holder may not use this Third Supplemental Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder or to enforce any right under this Third Supplemental Indenture, except in the manner herein provided and for the equal and ratable benefit for all of the Holders.

Section 6.07.    Rights of Holders to Receive Payment.

        Notwithstanding any other provision of this Third Supplemental Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.    Collection Suit by Trustee.

        If an Event of Default specified in Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due under Section 6.07 of the Base Indenture.

        If an Event of Default with respect to Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Third Supplemental Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.09.    Trustee May File Proofs of Claim.

        The Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered to file such proofs of claim for the whole amount of principal (and premium, if any and accrued and unpaid interest with respect to the Notes) and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 6.07 of the Base Indenture made out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.    Priorities.

        If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

        First:    to the Trustee, its agents and attorneys for amounts due under Section 6.07 of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

        Second:    subject to the terms of Article 10, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

        Third:    to the Company or to such party as a court of competent jurisdiction shall direct.

        The Trustee, upon prior notice to the Company; may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.    Undertaking for Costs.

        In any suit for the enforcement of any right or remedy under this Third Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12.    Restorations of Rights and Remedies.

        If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Third Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though such proceeding had not been instituted.

Section 6.13.    Delay or Omission Not Waiver.

        No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

        This Article 7 shall replace and supersede Article 14 of the Base Indenture in its entirety, solely with respect to the Notes.

Section 7.01.    Option to Effect Legal Defeasance or Covenant Defeasance.

        The Company may, at its option and at any time, elect to have either Section 7.02 or 7.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 7 and, to the extent applicable, Sections 9.02 and 9.03.

Section 7.02.    Legal Defeasance and Discharge.

        Upon the Company's exercise under Section 7.01 of the option applicable to this Section 7.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 7.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 7.05 and the other Sections of this Third Supplemental Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Third Supplemental Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 7.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company's obligations with respect to such Notes under Article 2 and Sections 4.01, 4.02 and 4.19, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith including the Company's obligations under Section 6.07 of the Base Indenture and (d) this Article 7. If the Company exercises under Section 7.01 the option applicable to this Section 7.02, subject to the satisfaction of the conditions set forth in Section 7.04, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03.

Section 7.03.    Covenant Defeasance.

        Upon the Company's exercise under Section 7.01 of the option applicable to this Section 7.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 7.04, be released from its obligations under the covenants contained in Sections 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.17 hereof, and the operation of Section 5.01(a)(iv), with respect to the outstanding Notes on and after the date the conditions set forth in Section 7.04 are satisfied (hereinafter, "Covenant Defeasance") and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Third Supplemental Indenture and such Notes shall be unaffected thereby. If the Company exercises under Section 7.01 the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in Section 7.04, payment of the Notes may not be accelerated because of an Event of Default specified in Section 7.04 (d) (with respect to Sections 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.17), (e), (f) or (g) (with respect only to Significant Subsidiaries) under Section 6.01 or because of the failure of the Company to comply with clause (a)(iv) under Section 5.01.

Section 7.04.    Conditions to Legal or Covenant Defeasance.

        The following shall be the conditions to the application of either Section 7.02 or 7.03 to the outstanding Notes.

        The Legal Defeasance or Covenant Defeasance may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

          (c)   123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (g) or (h) under Section 6.01 occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e)   such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of Legal Defeasance, the Company delivers to the Trustee an Opinion of Counsel stating that:

            (1)   the Company has received from the Internal Revenue Service a ruling, or

            (2)   subsequent to the Issue Date, there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

          (h)   in the case of Covenant Defeasance, the Company delivers to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (i)    in the case of either Legal Defeasance or Covenant Defeasance, the Company delivers to the Trustee an Opinion of Counsel of Canadian counsel to the effect that Holders will not recognize income, gain or loss for Canadian tax purposes as a result of such deposit and defeasance and will be subject to Canadian Federal, territorial and provincial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

          (j)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by this Third Supplemental Indenture.

ARTICLE 8.

AMENDMENT, SUPPLEMENT AND WAIVER

        This Article 8 shall replace and supersede Article 9 of the Base Indenture in its entirety, solely with respect to the Notes.

Section 8.01.    Without Consent of Holders of Notes.

        Notwithstanding Section 8.02 of this Third Supplemental Indenture, the Company (when authorized by a Board Resolution) and the Trustee may amend or supplement this Third Supplemental Indenture or the Notes without the consent of any Holder to:

          (1)   cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any Holder,

          (2)   provide for the assumption by a Surviving Person of the obligations of the Company under this Third Supplemental Indenture, provided, that the Company delivers to the Trustee: (a) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by the Surviving Person and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and (b) an Opinion of Counsel of Canadian counsel to the effect that Holders will not recognize income, gain or loss for Canadian federal, provincial and territorial tax purposes as a result of such assumption by the Surviving Person and will be subject to Canadian federal, provincial and territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred,

          (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

          (4)   add Guarantees with respect to the Notes,

          (5)   secure the Notes, add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company,

          (6)   make any change that does not adversely affect the rights of any Holder,

          (7)   make any change to the subordination provisions of this Third Supplemental Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions,

          (8)   comply with any requirement of the Commission in connection with the qualification of this Third Supplemental Indenture under the TIA, or

          (9)   provide for the issuance of Additional Notes in accordance with this Third Supplemental Indenture.

Section 8.02.    With Consent of Holders of Notes.

        The Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend this Third Supplemental Indenture and the Notes, and the holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of this Third Supplemental Indenture and the Notes (except a default in the payment of principal, premium, interest, and certain covenants and provisions of this Third Supplemental Indenture which cannot be amended without the consent of each holder of an outstanding Note). However, without the consent of each affected holder of an outstanding Note, no amendment may,

          (1)   reduce the amount of Notes whose holders must consent to an amendment or waiver,

          (2)   reduce the rate of, or extend the time for payment of, interest on any Note,

          (3)   reduce the principal of, or extend the Stated Maturity of, any Note,

          (4)   make any Note payable in money other than that stated in the Note,

          (5)   impair the right of any Holder to receive payment of principal of, premium, if any, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

          (6)   release any security interest that may have been granted in favor of the Holders other than pursuant to the terms of such security interest,

          (7)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.07,

          (8)   reduce the premium payable pursuant to a Change of Control Offer or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; provided, that, prior to the occurrence of a Change of Control, the holders of a majority in aggregate principal amount of the Notes then outstanding may waive the requirement to complete a Change of Control Offer or otherwise change such requirements other than to reduce the premium payable pursuant to a Change of Control Offer,

          (9)   at any time after the Company is obligated to make a Prepayment Offer in respect of Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto, or

          (10) amend or modify the provisions described under Section 4.19.

        In addition, any amendment to the subordination provisions of this Third Supplemental Indenture that would adversely affect the rights of Holders will require the consent of holders of at least 75% in aggregate principal amount of the Notes then outstanding.

        The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any amendment or supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such amendment or supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

        It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

        After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder's address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 8.03.    Execution of Supplemental Indentures.

        In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Third Supplemental Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Third Supplemental Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Third Supplemental Indenture or otherwise.

Section 8.04.    Effect of Supplemental Indentures.

        Upon the execution of any supplemental indenture under this Article, this Third Supplemental Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Third Supplemental Indenture for all purposes, and every Holder theretofore or thereafter authenticated and delivered hereunder and of any coupons appertaining thereto shall be bound thereby.

Section 8.05.    Compliance with Trust Indenture Act.

        Every amendment or supplement to this Third Supplemental Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 8.06.    Revocation and Effect of Consents.

        Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 8.07.    Notation on or Exchange of Notes.

        The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

        Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.08.    Trustee to Sign Amendments, etc.

        The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves the same. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 6.01 of the Base Indenture) shall be fully protected in relying upon an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Third Supplemental Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 8.05).

ARTICLE 9.

SATISFACTION AND DISCHARGE

        This Article 9 shall replace and supersede Article 4 of the Base Indenture in its entirety, solely with respect to the Notes.

Section 9.01.    Satisfaction and Discharge.

        This Third Supplemental Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

          (a)   either:

            (1)   all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (2)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (b)   no Default or Event of Default has occurred and is continuing on the date of the deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

          (c)   the Company has paid or caused to be paid all sums payable by it under this Third Supplemental Indenture; and

          (d)   the Company has delivered a Company Request to the Trustee under this Third Supplemental Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

        In addition, the Company shall deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Third Supplemental Indenture have been satisfied. Notwithstanding the satisfaction and discharge of this Third Supplemental Indenture, the obligations of the Company to the Trustee under Section 6.07 of the Base Indenture shall survive.

Section 9.02.    Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

        Subject to Section 9.03, all cash and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.02, the "Trustee") pursuant to Section 9.01 or Section 7.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Third Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

        The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 9.01 or 7.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

        Anything in Article 7 or this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon receipt of a Company Request any cash or non-callable U.S. Government Obligations held by it as provided in Section 9.01 and 7.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or Legal Defeasance or Covenant Defeasance, as the case may be.

Section 9.03.    Repayment to Company.

        The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company's Obligations then owing with respect to the Notes. The Trustees shall have no duty to invest any such monies.

        Any cash or non-callable U.S. Government Obligations deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note pursuant to Section 9.01 or Section 7.04 and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company. The Trustee shall have no duty to invest any such monies.

Section 9.04.    Reinstatement.

        If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Obligations in accordance with Section 9.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Third Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 9.02; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 10.

SUBORDINATION

Section 10.01.    Agreement to Subordinate.

        The Company agrees, and each Holder by accepting a Note agrees, that the payment of principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10 and subject to the provisions of Article 8 hereof, to the payment when due in cash of all Senior Debt of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Debt. The Notes shall in all respects rank pari passu with any future Senior Subordinated Debt and senior to all existing and future Subordinated Debt of the Company, and only Senior Debt shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article 10 shall be subject to Section 10.12. All references to "Senior Debt" in this Article 10 are to Senior Debt of the Company. Notwithstanding anything to the contrary, the obligations of the Company under Section 6.07 of the Base Indenture shall not be subordinated to the payment of any Senior Debt pursuant to this Article 10.

        This Article 10 shall constitute a continuing offer to all Persons who, in reliance upon such Article, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees hereunder and they or each of them may enforce such provisions.

Section 10.02.    Liquidation, Dissolution, Bankruptcy.

        (a)   Upon any payment or distribution of the assets of the Company to creditors upon a liquidation, dissolution or winding-up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or upon an assignment for the benefit of the Company's creditors or the marshaling of its assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash before the Holders are entitled to receive any payment of principal of, premium, if any, or interest on, the Notes, except that Holders may receive and retain such payments made in Permitted Junior Securities and payments from the trust described in Article 7 hereof.

        (b)   Until the Senior Debt is paid in full in cash, any distribution to which Holders would be entitled but for this Article 10 will be made to holders of the Senior Debt as their interests may appear (except that Holders may receive and retain payments made in Permitted Junior Securities and payments and other distributions made from the trust described in Article 7 hereof; provided that (i) no Holder shall have the right to receive and retain any such Permitted Junior Securities if the existence of such right would have the effect of causing the Notes to be treated in the same class of claims as the Senior Debt of the Company or any class of claims which is pari passu with such Senior Debt and (ii) holders of Senior Debt shall be entitled to receive any cash payments made to any Holder of Notes on the account of Permitted Junior Securities until all Obligations in respect of Senior Debt have been paid in full in cash).

Section 10.03.    Default on Senior Debt.

        The Company may not pay (except in Permitted Junior Securities or from the trust described in Article 7 hereof) principal of, or premium, if any, or interest on, the Notes, or make any deposit pursuant to Section 7.04, and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (a) any principal, premium, interest or any other amount payable in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or (2) such Senior Debt has been paid in full in cash; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of such Senior Debt or, if there is no Representative, from the holders of such Senior Debt.

        During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or upon the expiration of any applicable grace period, the Company may not pay any amounts outstanding or in respect of the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt or, if there is no Representative, from the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated by written notice to the Trustee and the Company from the Representative of the holders of such Designated Senior Debt or, if there is no Representative, from the holders of such Designated Senior Debt that gave such Payment Blockage Notice, (a) because such default is no longer continuing or (b) because such Designated Senior Debt has been repaid in full in cash). Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period. Following the expiration of any period during which the Company is prohibited from making payments on the Notes pursuant to a Payment Blockage Notice, the Company shall (unless otherwise prohibited as described in the first two sentences of this paragraph) resume making any and all required payments in respect of the Notes, including, without limitation, any missed payments, unless the maturity of any Designated Senior Debt has been accelerated, and such acceleration remains in full force and effect.

        The Company shall give prompt written notice to the Trustee of any default in the payment of any Senior Debt or any acceleration under any Senior Debt or under any agreement pursuant to which Senior Debt may have been issued. Failure to give such notice shall not effect the subordination of the Notes to the Senior Debt or the application of the other provisions provided in this Article 10.

Section 10.04.    Acceleration of Payment of Securities.

        If payment of the Notes is accelerated when Designated Senior Debt is outstanding, the Company may not pay the Notes until three Business Days after the Representative of the holders of such Designated Senior Debt or, if there is no Representative, the holders of such Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if this Third Supplemental Indenture otherwise permits payment at that time.

Section 10.05.    When Distribution Must Be Paid Over.

        If a payment or distribution is made to Holders that because of this Article 10 should not have been made to them, the Trustee or the Holders who receive the distribution shall return such payment or distribution to the Company or other payor, as the case may be.

Section 10.06.    Subrogation.

        After all Senior Debt is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Debt that is pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Article 10 to holders of Senior Debt that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Senior Debt.

Section 10.07.    Relative Rights.

        This Article 10 defines the relative rights of Holders and holders of Senior Debt. Nothing in this Third Supplemental Indenture shall:

          (a)   impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on, the Notes in accordance with their terms;

          (b)   affect the relative rights of Holders and creditors of the Company other then their rights in relation to holders of Senior Debt; or

          (c)   prevent the Trustee or any Holder from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Holders.

Section 10.08.    Subordination May Not Be Impaired by Company.

        No right of any holder of Senior Debt to enforce the subordination of the Debt evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Third Supplemental Indenture.

Section 10.09.    Rights of Trustee and Paying Agent.

        Notwithstanding Section 10.03, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer receives notice satisfactory to it that payments may not be made under this Article 10. The Company, the Security Registrar or co-Security Registrar, the Paying Agent, a Representative or a holder of Senior Debt may give the notice on behalf of such holders; provided, however, that, if an issue of Senior Debt has a Representative, only the Representative may give the notice.

        The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. The Security Registrar and co-Security Registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 10 with respect to any Senior Debt that may at any time be held by it, to the same extent as any other holder of such Senior Debt; and nothing in Article 6 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.07 of the Base Indenture.

Section 10.10.    Distribution or Notice to Representative.

        Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative (if any).

Section 10.11.    Article 10 Not to Prevent Events of Default or Limit Right to Accelerate.

        Nothing in this Article 10 shall prevent an Event of Default in accordance with Article 6 or have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes or to exercise the rights and remedies in Article 6.

Section 10.12.    Trust Moneys Not Subordinated.

        Notwithstanding anything contained herein to the contrary, payments from cash or the proceeds of non-callable U.S. Government Securities held in trust under Article 7 by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Debt or subject to the restrictions set forth in this Article 10, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Debt or any other creditor of the Company.

Section 10.13.    Trustee Entitled to Rely.

        Upon any payment or distribution pursuant to this Article 10, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon a certificate of the Representative of the holders of Senior Debt or, if there is no Representative, the holders of Senior Debt for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 10, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 6.01 and 6.03 of the Base Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 10.

Section 10.14.    Trustee to Effectuate Subordination.

        Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Debt as provided in this Article 10 and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 10.15.    Trustee Not Fiduciary for Holders of Senior Debt.

        The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10 or otherwise, except if such mistake was the result of the Trustee's gross negligence or willful misconduct.

Section 10.16.    Reliance by Holders of Senior Debt on Subordination Provisions.

        Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

Section 10.17.    Notice to Trustee.

        The Company shall give prompt written notice to a Responsible Officer of the Trustee located at the Corporate Trust Office of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Notwithstanding the provisions of this Article or any other provision of this Third Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received at its Corporate Trust Office written notice thereof from the Company or a holder of Senior Debt or from any trustee therefor, and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 6.01 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 10.17 at least two Business Days prior to the date upon which by the terms hereof any money becomes payable for any purpose (including the payment of the principal of, and premium, if any, or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it during or after such two Business Day period.

        Subject to the provisions of Section 6.01 of the Base Indenture, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee therefor) to establish that such notice has been given by a holder of Senior Debt (or a trustee therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 10, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

ARTICLE 11.

MISCELLANEOUS

Section 11.01.    Notices.

        Any notice or communication by the Company or the Trustee to the other shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other's address as set forth in Section 1.05 of the Base Indenture.

        The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

        For purposes of this Third Supplemental Indenture, all notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt. Notwithstanding the foregoing, a notice or communication mailed in the manner provided above within the time prescribed, shall be duly given, whether or not received by the addressee.

        Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.

        If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 11.02.    Certificate and Opinion as to Conditions Precedent.

        Upon any request or application by the Company to the Trustee to take any action under any provision of this Third Supplemental Indenture, the Company shall furnish to the Trustee:

          (a)   an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 1.02 of the Base Indenture) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Third Supplemental Indenture relating to the proposed action have been complied with; and

          (b)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 1.02 of the Base Indenture) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 11.03.    No Personal Liability of Directors, Officers, Employees and Stockholders.

        No past, present or future director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, this Third Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Section 11.04.    Governing Law.

        THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 11.05.    No Adverse Interpretation of Other Agreements.

        This Third Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Third Supplemental Indenture.

Section 11.06.    Successors.

        All covenants and agreements of the Company in this Third Supplemental Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 11.07.    Severability.

        To the extent permitted by applicable law, in case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable in any respect or for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

Section 11.08.    Consent to Jurisdiction and Service of Process.

        (a)   The Company irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Third Supplemental Indenture or the transactions contemplated hereby. The Company waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Third Supplemental Indenture or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

        (b)   The Company irrevocably appoints CT Corporation System, as its authorized agent upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to CT Corporation System, by the person serving the same to the address of the Company or its counsel as provided in Section 1.05 of the Base Indenture, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

        The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for so long as this Third Supplemental Indenture shall be in full force and effect; provided that the Company may and shall (to the extent that CT Corporation Systems ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee, designate such additional or alternative agents for service of process under this Section 11.08 that: (i) maintains an office located in the Borough of Manhattan, City and State of New York; (ii) is either (A) counsel for the Company; or (B) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business; and (iii) agrees to act as agent for service of process in accordance with this Section 11.08.

Section 11.09.    Counterpart Originals.

        The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 11.10.    Table of Contents, Headings, etc.

        The Table of Contents, Cross-Reference Table and Headings in this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.11    Trustee.

        The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

        [Signatures on following page]

SIGNATURES

Dated as of June 23, 2005
CELESTICA INC.
	By:	/s/ ANTHONY P. PUPPI
Name: Anthony P. Puppi Title: Chief Financial Officer

TRUSTEE:
JPMORGAN CHASE BANK, N.A., AS TRUSTEE

By:	/s/ L. O'BRIEN
Name: L. O'Brien Title: Vice President

EXHIBIT A

(Face of Note)

7 5/8% SENIOR SUBORDINATED NOTES DUE 2013

CUSIP
No.	US$

CELESTICA INC.

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of                          United States Dollars (US$              ) on July 1, 2013.

Interest Payment Dates: January 1 and July 1, commencing January 1, 2006.

Record Dates: December 15 and June 15.

Dated:                         .

        IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CELESTICA INC.
		By:	Name: Anthony P. Puppi Title: Chief Financial Officer
This is one of the Global Notes referred to in the within-mentioned Third Supplemental Indenture:
JPMORGAN CHASE BANK, N.A., as Trustee
By:	Authorized Signatory

Dated: June 23, 2005

(Back of Note)

7 5/8% SENIOR SUBORDINATED NOTES due 2013

          "THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.05 OF THE THIRD SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.05 OF THE THIRD SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

          UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1.    Interest.    Celestica Inc., an Ontario corporation (the "Company"), promises to pay interest on the principal amount of this Note at 7 5/8% per annum until maturity. The Company shall pay interest semi-annually on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 23, 2005; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be the first of January or July to occur after the date of issuance, unless such January or July occurs within one calendar month of such date of issuance, in which case the first Interest Payment Date shall be January 1, 2006. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the same rate per annum that is then in effect under the Indenture and this Note. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. For the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360.

        2.    Method of Payment.    The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the December 15 or June 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 3.07 of the Base Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Paying Agent and Security Registrar.    Initially, JPMorgan Chase Bank, N.A., the Trustee under the Indenture, shall act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture.    The Company issued the Notes under the Third Supplemental Indenture, dated as of June 23, 2005, by and between the Company and JPMorgan Chase Bank, N.A., as trustee (the "Trustee") (the "Third Supplemental Indenture") to the Indenture, dated as of June 16, 2004, between the Company and the Trustee (the "Base Indenture" and together with the Third Supplemental Indenture, as so amended and supplemented, the "Indenture"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

        5.    Optional Redemption.

        (a)   Except as set forth below, the Notes shall not be redeemable at the option of the Company prior to    July 1, 2009. Starting on that date, the Company may redeem all or any portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 of the Third Supplemental Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to but excluding the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on July 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2009	103.813%
2010	101.906%
2011 and thereafter	100.000%

        (b)   In addition, at any time and from time to time prior to July 1, 2009, the Company may elect to redeem all or any portion of the Notes, after giving the notice required pursuant to Section 3.03 of the Third Supplemental Indenture, at a redemption price equal to the greater of:

          (i)    100% of the principal amount of Notes to be redeemed, and

          (ii)   the sum of the present values of (1) the redemption price of the Notes to be redeemed at July 1, 2009 (as set forth in the prior paragraph) of the Notes to be redeemed, and (2) the remaining scheduled payments of interest from the Redemption Date to July 1, 2009, but excluding accrued and unpaid interest to the Redemption Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

        (c)   In addition, at any time and from time to time, prior to July 1, 2008, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) then outstanding with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.625% of the principal amount, plus accrued and unpaid interest, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of the closing of such Public Equity Offering and upon not less than 30 nor more than 60 days' prior notice.

        (d)(i) The Company may, at its option, at any time redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest (if any) to but excluding the date of redemption if it has become or would become obligated to pay on the next date on which any amount would be payable under or in respect of the Notes any Additional Amounts in respect of the Notes as a result of:

          (A)  any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

          (B)  any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

in either case, which change or amendment is announced or is effective on or after the Issue Date (unless announced prior to the Issue Date).

        (ii)   It shall be a condition to the Company's right to redeem the Notes pursuant to the provisions set forth in the immediately preceding paragraph that, prior to giving any notice of redemption of the Notes, the Company shall have delivered to the Trustee:

          (A)  an Officers' Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Company taking reasonable measures available to it; and

          (B)  an Opinion of Counsel that the Company has or will become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts in respect of the Notes as a result of an amendment or change of the type described in clause (i) above, which opinion, in the case of an announced amendment or change, may assume that the announced amendment or change will become effective as of the date specified in such announcement and in the form announced and, where the change or amendment is one described in clause (i)(B) above, may assume such official position accurately reflects the relevant law.

        (e)   Any notice to the Holders of Notes of a redemption pursuant to clause (b) above shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

        6.    Mandatory Redemption.    There is no mandatory sinking fund payment with respect to the Notes. Except as set forth in Sections 4.12 and 4.18 of the Third Supplemental Indenture, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

        7.    Repurchase at Option of Holder.

        (a)   Upon the occurrence of a Change of Control, the Company shall be required to make an offer to each Holder to repurchase all (or, at the option of the Holder, any portion) of such Holder's Notes (equal to US$1,000 or an integral multiple of US$1,000) (a "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        (b)   When the aggregate amount of Net Available Cash from all Asset Sales following the Issue Date not applied in accordance with Section 4.12(b) of the Third Supplemental Indenture exceeds US$10.0 million, then pursuant to and in accordance with Section 3.09 of the Third Supplemental Indenture, the Company shall commence an offer to repurchase (a "Prepayment Offer"), the maximum principal amount of Notes (including any Additional Notes) that may be purchased out of the portion of the Net Available Cash that is allocable to the Notes as determined in accordance with Section 4.12(c) of the Third Supplemental Indenture at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer. To the extent that the aggregate amount of Notes (including Additional Notes) tendered pursuant to a Prepayment Offer is less than such Net Available Cash, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of such Net Available Cash, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive a Prepayment Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

        8.    Notice of Redemption.    Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than US$1,000 may be redeemed in part but only in whole multiples of US$1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

        9.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

        10.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes, except as required by law.

        11.    Amendment, Supplement and Waiver.    Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Third Supplemental Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). In addition, any amendment to the subordination provisions of the Indenture that would adversely affect the rights of Holders will require the consent of holders of at least 75% in aggregate principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to (1) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the Notes; (2) provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture, provided, that the Company delivers to the Trustee: (a) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by the Surviving Person and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and (b) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Canadian federal, provincial and territorial tax purposes as a result of such assumption by the Surviving Person and will be subject to Canadian federal, provincial and territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred; (3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code); (4) add Guarantees with respect to the Notes; (5) secure the Notes, add to the covenants of the Company for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company; (6) make any change that does not adversely affect the rights of any Holder of the Notes; (7) make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions; (8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or (9) provide for the issuance of Additional Notes in accordance with the Indenture.

        12.    Defaults and Remedies.    Each of the following is an Event of Default under the Indenture: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenants described under Sections 4.09, 4.10, 4.12, 4.18 and 5.01 of the Third Supplemental Indenture and such failure continues for 30 days after written notice is given to the Company as provided in Section 6.01 of the Third Supplemental Indenture; provided, that, in accordance with Section 4.20 of the Third Supplemental Indenture, upon the Company reaching Investment Grade Status, this clause (c) shall cease to be effective with respect to Sections 4.09, 4.10, 4.12 and 5.01(a)(iv) of the Third Supplemental Indenture; (d) failure to comply with any other covenant or agreement in the Notes or in the (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 60 days after written notice is given to the Company as provided in Section of 6.01 of the Third Supplemental Indenture; provided, that, in accordance with Section 4.20 of the Third Supplemental Indenture, upon the Company reaching Investment Grade Status, this clause (d) shall cease to be effective with respect to Sections 4.13, 4.14, 4.16(d)(i) and 4.17 of the Third Supplemental Indenture; (e) a default under any Debt by the Company or any Restricted Subsidiary (other than any Debt of the Company owed to any Wholly Owned Restricted Subsidiary or any Debt of any Restricted Subsidiary owed to the Company or any Wholly Owned Restricted Subsidiary) that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than US$50.0 million or its foreign currency equivalent at the time; (f) any judgment or judgments for the payment of money in an aggregate amount in excess of US$25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied, discharged or acknowledged by a third party insurer to be its exclusive liability for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Third Supplemental Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Third Supplemental Indenture or the Notes except as provided in the Third Supplemental Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Third Supplemental Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the Notes and in respect of a covenant or provision which under the Third Supplemental Indenture cannot be modified or amended without the consent of either each Holder affected by such modification or amendment or Holders of at least 75% in aggregate principal amount of the Notes then outstanding. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Third Supplemental Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

        13.    Trustee Dealings with Company.    Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

        14.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company or any Guarantor, if any, under the Third Supplemental Indenture, the Notes, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release is not effective to release liabilities under US federal securities laws.

        15.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        16.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        17.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

        The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

  Celestica Inc.
  1150 Eglinton Avenue East
  Toronto, Ontario M3C 1H7
  Canada

        18.    Governing Law.    The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or 4.18 of the Third Supplemental Indenture, check the box below:

        Section 4.12

        Section 4.18

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 or Section 4.18 of the Third Supplemental Indenture, state the amount you elect to have purchased:

US$
Date:	Your Signature:
Tax Identification No.:
SIGNATURE GUARANTEE:

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee's social security or other tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Signature Guarantee:

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE]

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

i

Section 11.02.	Certificate and Opinion as to Conditions Precedent.	65
Section 11.03.	No Personal Liability of Directors, Officers, Employees and Stockholders	65
Section 11.04.	Governing Law	65
Section 11.05.	No Adverse Interpretation of Other Agreements	65
Section 11.06.	Successors	65
Section 11.07.	Severability	65
Section 11.08.	Consent to Jurisdiction and Service of Process.	66
Section 11.09.	Counterpart Originals	66
Section 11.10.	Table of Contents, Headings, etc.	66
Section 11.11.	Trustee.	66

CROSS-REFERENCE TABLE

TIA Section Reference	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	10.03
(c)	10.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
(c)	7.06, 10.02
(d)	7.06
314(a)	4.03, 4.04, 10.02
(b)	N.A.
(c)(1)	10.04
(c)(2)	10.04
(c)(3)	N.A.
(d)	N.A.
(e)	10.05
315(a)	7.01
(b)	7.05, 10.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	10.01

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Third Supplemental Indenture.

QuickLinks

  Exhibit 4.2.2
TABLE OF CONTENTS